As filed with the Securities and Exchange Commission on November 14, 2001.

Registration No. 333-40289

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-8
Registration Statement
Under
The Securities Act of 1933

The Allstate Corporation
(Exact name of issuer as specified in its charter)

Delaware	36-3871531
(State of incorporation)	(I.R.S. Employer Identification No.)

2775 Sanders Road
Northbrook, Illinois 60062-6127
(Address and zip code of principal executive office)

The Allstate Corporation
The Savings and Profit Sharing Fund of Allstate Employees
(Full title of the plan)

Michael J. McCabe
Vice President and General Counsel
The Allstate Corporation
2775 Sanders Road
Northbrook, Illinois 60062-6127
(847) 402-5000
(Name, address, and telephone number of agent for service)

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The following documents filed by The Allstate Corporation ("Allstate") and The Savings and Profit Sharing Fund of Allstate Employees (the "Plan") with the Securities and Exchange Commission are incorporated in and made a part of Registration Statement No. 333-40289 by reference, as of their respective dates:

  1.
  Allstate's Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-11840)

  2.
  The Plan's Annual Report on Form 11-K for the year ended December 31, 2000 (File No. 2-4468)

  3.
  Allstate's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 1-11840)

  4.
  Allstate's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 1-11840)

  5.
  Allstate's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (File No. 1-11840)

  6.
  Allstate's Current Report on Form 8-K filed July 12, 2001 (File No. 1-11840)

  7.
  Allstate's Current Report on Form 8-K filed September 18, 2001 (File No. 1-11840)

  8.
  Allstate's Current Report on Form 8-K filed October 16, 2001 (File No. 1-11840)

  9.
  The description of Allstate's common shares contained in Allstate's Form 10/A filed May 14, 2001 (File No. 1-11840)

  10.
  The description of the preferred share purchase rights contained in Item 1 of the Registration Statement on Form 8-A filed on February 19, 1999 (File No. 1-11840)

  11.
  From the date of filing of such documents, all documents filed by Allstate and the Plan with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this

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    Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

    Article IV of the bylaws of Allstate provides that Allstate will indemnify all of its directors, former directors, officers and former officers, to the fullest extent permitted under law, who were or are a party or are threatened to be made a party to any proceeding by reason of the fact that such persons were or are directors or officers of Allstate, against liabilities, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them. The indemnity shall not be deemed exclusive of any other rights to which directors or officers may be entitled by law or under any articles of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the indemnity shall inure to the benefit of the legal representatives of directors and officers or of their estates, whether such representatives are court appointed or otherwise designated, and to the benefit of the heirs of such directors and officers. The indemnity shall extend to and include claims for such payments arising out of any proceeding commenced or based on actions of such directors and officers taken prior to the effectiveness of this indemnity; provided that payment of such claims had not been agreed to or denied by Allstate before such date.

    Article Eighth of the Allstate's restated certificate of incorporation provides that a director of Allstate shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, to the fullest extent of the Delaware General Corporation Law.

    Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a person who was made a party to a proceeding or threatened to be made a party to a proceeding by reason of the fact that the person is or was a director or officer of the corporation against liability actually and reasonably incurred in connection with such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the person's conduct was unlawful. A corporation may not indemnify a director or officer in connection with a proceeding where he is adjudged liable to the corporation, unless the court in which the proceeding is brought determines that such director or officer is fairly and reasonably entitled to indemnity.

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    Allstate has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Allstate.

Item 8.  Exhibits.

    The exhibits to this Post-Effective Amendment No. 1 are listed in the Exhibit Index of this Post-Effective Amendment No. 1, which index is incorporated herein by reference.

    Allstate undertakes to submit the Plan (As Amended and Restated Effective September 17, 2001) to the Internal Revenue Service ("IRS") in a timely manner, and will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

Item 9.  Undertakings.

    Allstate and the Plan hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished

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to the Commission by Allstate or the Plan pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Allstate and the Plan hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of Allstate's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Allstate pursuant to the foregoing provisions, or otherwise, Allstate has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Allstate of expenses incurred or paid by a director, officer or controlling person of Allstate in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Allstate will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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POWER OF ATTORNEY

    Each director and/or officer of the registrant whose signature appears below hereby appoints John L. Carl, Emma M. Kalaidjian, Edward M. Liddy, Michael J. McCabe, Barry S. Paul, Robert W. Pike, Samuel H. Pilch and James P. Zils and each of them severally, as his or her attorney-in-fact in his or her name, place and stead, in any and all capacities stated below, to sign any and all subsequent amendments to Registration Statement No. 333-40289, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission. The registrant also appoints John L. Carl, Emma M. Kalaidjian, Edward M. Liddy, Michael J. McCabe, Barry S. Paul, Robert W. Pike, Samuel H. Pilch and James P. Zils and each of them severally, as its attorney-in-fact in its name, place and stead to sign any and all subsequent amendments to Registration Statement No. 333-40289, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

SIGNATURES

    The Registrant.  Pursuant to the requirements of the Securities Act of 1933, Allstate certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cook County, State of Illinois, on November 13, 2001.

THE ALLSTATE CORPORATION
By:	/s/ MICHAEL J. MCCABE
Name: Michael J. McCabe Title: Vice President and General Counsel

    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD M. LIDDY Edward M. Liddy	Director, Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	November 13, 2001

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/s/ JOHN L. CARL John L. Carl	Vice President and Chief Financial Officer (Principal Financial Officer)	November 13, 2001
/s/ SAMUEL H. PILCH Samuel H. Pilch	Controller (Principal Accounting Officer)	November 13, 2001
/s/ F. DUANE ACKERMAN F. Duane Ackerman	Director	November 13, 2001
/s/ JAMES G. ANDRESS James G. Andress	Director	November 13, 2001
/s/ WARREN L. BATTS Warren L. Batts	Director	November 13, 2001
/s/ EDWARD A. BRENNAN Edward A. Brennan	Director	November 13, 2001
James M. Denny	Director	November 13, 2001
/s/ W. JAMES FARRELL W. James Farrell	Director	November 13, 2001
/s/ RONALD T. LEMAY Ronald T. LeMay	Director	November 13, 2001
/s/ MICHAEL A. MILES Michael A. Miles	Director	November 13, 2001

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/s/ H. JOHN RILEY, JR. H. John Riley, Jr.	Director	November 13, 2001
/s/ JOSHUA I. SMITH Joshua I. Smith	Director	November 13, 2001
/s/ JUDITH A. SPRIESER Judith A. Sprieser	Director	November 13, 2001
Mary Alice Taylor	Director	November 13, 2001

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POWER OF ATTORNEY

    The Plan hereby appoints John L. Carl, Emma M. Kalaidjian, Edward M. Liddy, Michael J. McCabe, Barry S. Paul, Robert W. Pike, Samuel H. Pilch and James P. Zils and each of them severally, as its attorney-in-fact in its name, place and stead to sign any and all subsequent amendments to Registration Statement No. 333-40289, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

SIGNATURES

    The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Northfield, County of Cook, State of Illinois, on November 13, 2001.

THE SAVINGS AND PROFIT SHARING FUND OF ALLSTATE EMPLOYEES
By:	/s/ CANDICE BEINLICH
Name: Candice Beinlich Title: Plan Administrator

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EXHIBIT INDEX

Exhibit Number	Description
5	Undertaking Regarding Submission to Internal Revenue Service (included in Item 8)
24	Powers of Attorney (included in signature pages)